Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Exhibit 99.1
Calgary, February 2, 2006 — Imperial Oil Limited’s board of directors today approved a proposal to subdivide the common shares of the company on a three-for-one basis. The stock split is subject to shareholder approval at the company’s annual meeting on May 2, 2006 as well as regulatory approvals.
Imperial currently has about 332 million shares outstanding.

For further information contact:

Investor relations	Media relations
Susan Swan	Richard O’Farrell
(403) 237-4537	(403) 237-2710